Exhibit 99.1

FOR RELEASE AT 8:00 A.M. ET APRIL 28, 2011	For more information, contact: Robert Jordheim Chief Financial Officer rjordheim@rtix.com Wendy Crites Wacker, APR Corporate Communications wwacker@rtix.com Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2011 FIRST QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 28, 2011) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the first quarter of 2011 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $40.6 million, exceeding the company’s guidance of $38-39 million.

•	Achieved quarterly net income of $1.2 million, or $0.02 per fully diluted share, in line with the company’s guidance.

•	Achieved quarterly revenues of $11.7 million in the sports medicine business, a 13 percent increase over the first quarter of 2010.

•	Achieved international revenue growth of 13 percent.

•	Launched new version of the BTB Select and fresh stored distal tibia implants.

•	Signed agreement to provide spinal allograft implants to Alphatec Spine Inc.

“We are pleased with our first quarter results, which exceeded our expectations and were driven primarily by continued growth in our surgical specialties and direct sports medicine businesses,” said Brian K. Hutchison, chairman and CEO of RTI. “Revenues in the spine business were up slightly on a sequential quarter basis; however, it is still too early to determine if market pressures are abating. The decrease in reported dental revenues is the result of the change in terms of our distributor agreement, which was announced in the third quarter of 2010. If the new terms with our distributor had been effective in the first quarter of 2010, dental revenues would have increased by 4 percent.”

Worldwide revenues of $40.6 million for the first quarter of 2011 increased 8 percent compared to the first quarter of 2010. Domestic revenues of $35.2 million for the first quarter of 2011 increased 7 percent on the strength of the spine, surgical specialties and the direct sports medicine businesses. The domestic spine and surgical specialties businesses both benefited from a favorable quarterly comparison as a result of inventory reductions made by several of our distributors in the first quarter of 2010. International revenues of $5.4 million increased 13 percent, or 14 percent on a constant currency basis, primarily due to growth in export of sports medicine and bone graft substitutes/general orthopedics, as well as growth in international dental revenues.

For the first quarter of 2011, the company reported net income of $1.2 million and net income per fully diluted share of $0.02, based on 55 million fully diluted shares outstanding, compared to net loss of $54,000 or break even per fully diluted share for the first quarter of 2010, based on 54.6 million fully diluted shares outstanding.

Fiscal 2011 and Second Quarter Outlook

As stated in RTI’s February 2011 release, the company expects full year revenues for 2011 to be between $159 million and $162 million. Full year earnings per fully diluted share are expected to be in the range of $0.11 to $0.13, based on 55.4 million fully diluted shares outstanding.

For the second quarter of 2011, the company expects revenues to be between $40 million and $41 million, and earnings per fully diluted share to be approximately $0.03.

“We had a good start to the year with solid results for the first quarter of 2011,” Hutchison said. “We are maintaining our annual guidance as we anticipate having to continue to balance effective use of incoming tissue, seasonality of surgeries and overall market pressures on our distributors.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter 2011 results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the webcast will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI's website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Fees from tissue distribution	$39,519	$36,894
Other revenues	1,127	885

Total revenues	40,646	37,779
Costs of processing and distribution	22,309	20,722

Gross profit	18,337	17,057

Expenses:
Marketing, general and administrative	13,909	14,342
Research and development	2,418	2,680
Asset abandonments	57	15

Total expenses	16,384	17,037

Operating income	1,953	20

Total other expense - net	(84)	(108)

Income (loss) before income tax (provision) benefit	1,869	(88)
Income tax (provision) benefit	(621)	34

Net income (loss)	$1,248	$(54)

Net income (loss) per common share - basic	$0.02	$0.00

Net income (loss) per common share - diluted	$0.02	$0.00

Weighted average shares outstanding - basic	54,889,759	54,569,812

Weighted average shares outstanding - diluted	54,984,707	54,569,812

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Fees from tissue distribution:
Sports medicine	$11,689	$10,339
Spine	9,710	6,510
Dental	4,102	7,032
Surgical specialties	7,911	6,155
Bone graft substitutes and general orthopedic	6,107	6,858
Other revenues	1,127	885

Total revenues	$40,646	$37,779

Domestic revenues	35,245	32,991
International revenues	5,401	4,788

Total revenues	$40,646	$37,779

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$33,146	$28,212
Accounts receivable - net	17,907	20,126
Inventories - net	85,548	87,278
Prepaid and other current assets	20,372	23,456

Total current assets	156,973	159,072

Property, plant and equipment - net	43,300	43,346
Other assets - net	22,091	23,340

Total assets	$222,364	$225,758

Liabilities and Stockholders’ Equity
Accounts payable	$10,585	$12,570
Accrued expenses and other current liabilities	17,533	19,753
Current portion of long-term obligations	1,166	1,120

Total current liabilities	29,284	33,443

Deferred revenue	23,953	25,118
Long-term liabilities	4,237	5,261

Total liabilities	57,474	63,822
Stockholders’ equity:
Common stock and additional paid-in capital	409,574	408,890
Accumulated other comprehensive loss	(416)	(1,438)
Accumulated deficit	(244,268)	(245,516)

Total stockholders’ equity	164,890	161,936

Total liabilities and stockholders’ equity	$222,364	$225,758

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$1,248	$(54)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	1,925	1,823
Stock-based compensation	499	339
Change in working capital	2,251	(713)
Other items to reconcile to net cash provided by operating activities	557	(77)

Net cash provided by operating activities	6,480	1,318

Cash flows from investing activities:
Purchases of property, plant and equipment	(494)	(314)
Patent and acquired intangible asset costs	(1,021)	(117)

Net cash used in investing activities	(1,515)	(431)

Cash flows from financing activities:
Proceeds from exercise of common stock options	185	262
Net payments on short-term obligations	—	(799)
Proceeds from long-term obligations	—	2,750
Payments on long-term obligations	(276)	(2,933)

Net cash used in financing activities	(91)	(720)

Effect of exchange rate changes on cash and cash equivalents	60	4

Net increase in cash and cash equivalents	4,934	171
Cash and cash equivalents, beginning of period	28,212	17,382

Cash and cash equivalents, end of period	$33,146	$17,553